EXHIBIT 99.1

News

MGE Energy Increases Dividend for 49th Consecutive Year

Madison, Wis., August 16, 2024—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE), today increased the regular quarterly dividend rate 5.3% to $0.45 per share on the outstanding shares of the company's common stock. The dividend is payable Sept. 15, 2024, to shareholders of record Sept. 1, 2024. This raises the annualized dividend rate by 9 cents from $1.71 per share to $1.80 per share.

"MGE Energy continues to focus on its mission to provide safe, reliable, affordable and sustainable energy and to provide value to our customers and shareholders," said Chairman, President and CEO Jeff Keebler. "Today's action by our board reinforces our commitment to regular, predictable and sustainable dividend growth and it signals the continued strength and resilience of MGE Energy's long-term business strategy for building your community energy company for the future."

MGE Energy has increased its dividend annually for the past 49 years and has paid cash dividends for more than 110 years.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 163,000 customers in Dane County, Wis., and purchases and distributes natural gas to 176,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact:	Steve Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com